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                                                                    EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION




CONTACT:  Corporate Communications                            Investor Relations
          404/715-2554                                        404/715-6679


                  DELTA AIR LINES REPORTS FIRST QUARTER RESULTS

ATLANTA, April 16, 2002 - Delta Air Lines (NYSE:DAL) today reported results for the March 2002 quarter. The key points are:

- DELTA REPORTS FIRST QUARTER LOSS OF $354 MILLION, OR $2.90 LOSS PER SHARE, EXCLUDING UNUSUAL ITEMS.

- DELTA REPORTS FIRST QUARTER LOSS OF $397 MILLION, OR $3.25 LOSS PER SHARE, INCLUDING UNUSUAL ITEMS.

-        DELTA RECORDED AN OPERATING PROFIT IN MARCH 2002, EXCLUDING UNUSUAL
         ITEMS.

-        DELTA CONTINUES TO FOCUS ON COST CONTAINMENT THROUGH INNOVATION AND
         DISCIPLINE.

Delta Air Lines (NYSE:DAL) today reported a net loss of $354 million and a loss per share of $2.90 for the March 2002 quarter versus a net loss of $122 million and loss per share of $1.02 in the March 2001 quarter, excluding unusual items. Including unusual items, the March 2002 quarter net loss and loss per share were $397 million and $3.25, respectively, versus a net loss of $133 million and loss per share of $1.11 in the March 2001 quarter. The results are in line with previous announcements concerning first quarter expectations.

          "We continue to notice signs of gradual recovery," said Leo F. Mullin, Delta's chairman and chief executive officer. "We are focused on our recovery efforts and creating a more promising year in 2002. In the first three months of this year, we saw our customers and revenue returning, though revenues are recovering at a slower pace. There is still a long road ahead of us, but Delta has the financial and operational strength to emerge from these tough times as a winner."

FINANCIAL AND OPERATIONAL PERFORMANCE

         March 2002 quarter operating revenues declined 19.3 percent from the March 2001 quarter. Excluding unusual items, operating expenses for the March 2002 quarter decreased 11.6 percent, unit costs decreased 1.2 percent and unit costs on a fuel price neutralized basis(1) increased 1.7 percent. Load factor for the quarter was 68.9 percent, on a 10.6 percent reduction in capacity, compared to 67.0 percent for the same period a year ago. Delta ended the quarter with a completion factor of 98.3 percent versus 96.1 percent during the same period last year.

         "Delta's recovery is on track and we are making progress," said M. Michele Burns, executive vice president and chief financial officer. "In fact, in the month of March, Delta had positive cash flow from

---------------------
(1) The amount of operating cost incurred per available seat mile during a reported period, adjusting fuel price to equal the prior year.

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operations and we recorded an operating profit. Our financial strategy remains consistent and focused on capacity discipline, cost containment and cash preservation."

         In the March quarter, Delta filed its 2001 tax return eight months early on February 6, 2002 and received a $160 million refund the following day. Subsequently, Congress passed the economic stimulus package, extending the net operating loss carry back period to five years. Delta again expedited the filing of its refund claim and received an incremental tax refund of $300 million on March 22, 2002. Delta ended the March 2002 quarter with total liquidity of $3.1 billion comprised of a $1.5 billion cash balance and an additional near term liquidity position of $1.6 billion.

         In a continuous effort to manage costs and preserve liquidity, Delta announced on March 14, 2002 that "base" commissions will no longer be paid to travel agents for tickets sold in the United States (including Puerto Rico and the U.S. Virgin Islands) and Canada, effective immediately. While Delta is eliminating published base commissions, individually negotiated incentive commissions will continue to be paid to select agents. Delta expects the restructuring to reduce passenger commission expenses by approximately $100 - $150 million in 2002.

         Delta's fuel hedging program saved $21 million, pretax for the quarter. Moreover, Delta has hedged 57 percent of its expected jet fuel requirements in the June 2002 quarter at an average price of $0.58 per gallon.

UNUSUAL ITEMS

         In the March 2002 quarter, Delta recorded $43 million of unusual costs, net of taxes. Of this amount, $25 million, net of tax, represents the temporary carrying cost of grounded aircraft and surplus pilots, as well as re-qualification training and relocation costs resulting from the capacity reductions implemented in November 2001. As discussed in the December 2001 quarter, Delta expects to record a total of $82 million, net of tax, for these costs during 2002. Also during the March 2002 quarter, Delta recorded an $18 million expense, net of tax, for non-cash, fair value adjustments of certain equity rights in other companies, primarily priceline.com, and fuel derivative instruments to comply with Statement of Financial Accounting Standard (SFAS)
133. In the March 2001 quarter, Delta recognized an $11 million, non-cash expense, net of tax, related to SFAS 133.

NETWORK HIGHLIGHTS

         Delta is encouraged by its transatlantic, leisure and regional jet market performance. However, weakness in high-yield business travel will continue to affect the pace of Delta's recovery.

         As previously announced on January 18, 2002, Delta and its European SkyTeam partners, Air France, Alitalia and CSA Czech Airlines received final approval from the U.S. Department of Transportation for antitrust immunity. The grant of antitrust immunity enables Delta and its European partners to offer a more integrated route network, and develop common sales, marketing and discount programs for customers.

         In continued support of our SkyTeam Alliance, Delta inaugurated nonstop service between Atlanta and Milan-Malpensa on April 1, 2002 and began a second nonstop flight between New York John F. Kennedy International (JFK) and Paris on March 15, 2002. Delta also announced plans to reinstate codesharing on Korean Air flights, beginning May 1, 2002.

         Delta Express, Delta's low-fare airline, announced expansion of flights from New York to Florida this spring in response to improved leisure demand for travel to Florida. Beginning June 1, 2002, two new

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flights will be added from JFK to Ft. Lauderdale for a new total of six round-trip flights daily. Delta Express also will add one new flight from JFK to both Orlando and Tampa, for a new total of four round-trip flights daily to Orlando and three round-trip flights daily to Tampa. Delta Express has now returned to 64% of its pre-September 11 capacity.

         Delta continued to leverage its industry-leading regional jet program to provide superior network feed and flexibility. Delta's connection carriers remain an essential piece of its plan to grow Atlanta, strengthen its presence on the East Coast and feed transatlantic and Latin America gateways.

CUSTOMER SERVICE

         In March 2002, Delta announced plans to expedite the passenger check-in process by enhancing its self-service check-in kiosks. E-ticketed customers will be able to use kiosks to check-in, check baggage, print boarding cards, select or change seats, request to standby for upgrades, change flights and initiate multi-party check-in. Delta also plans to install 300 additional kiosks throughout its domestic operation during 2002, more than tripling the number of kiosks available to Delta customers. This will make Delta an industry leader in kiosk check-in technology.

         Delta is pleased that the average security and check-in wait times, in many of its largest markets, are approaching pre-September 11 levels. As a result, Delta reduced the recommended airport arrival time for passengers on domestic flights from two hours to at least one hour prior to flight departure to reduce the amount of time customers must spend in the airport. Also, to help reduce the "hassle factor" Delta is now offering customers the convenience of checking-in and printing boarding passes from their personal computer or Web-enabled personal digital assistant.

         Delta will host a webcast to discuss its quarterly earnings today, April 16, at 10:00 a.m. Eastern Daylight Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines, the world's second largest carrier in terms of passengers carried and the leading U.S. airline across the Atlantic, offers 5,581 flights each day to 410 destinations in 72 countries on Delta, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, visit Delta at delta.com.

Statements in this news release which are not historical facts, including statements regarding our beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.


                                      # # #
                                                                     0401/138-AW
                                                                        02MARQTR


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                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In Millions, Except Share Data)


                                                                      Three Months
                                                                          Ended
                                                                         March 31,
                                                                  2002                2001
                                                               (unaudited)         (unaudited)
Operating Revenues:
  Passenger                                                    $   2,878           $   3,598
  Cargo                                                              111                 140
  Other, net                                                         114                 104
    Total operating revenues                                       3,103               3,842

Operating Expenses:
  Salaries and related costs                                       1,501               1,607
  Aircraft fuel                                                      339                 514
  Depreciation and amortization                                      281                 324
  Contracted services                                                263                 257
  Landing fees and other rents                                       203                 198
  Aircraft maintenance mat'ls and outside repairs                    185                 187
  Aircraft rent                                                      178                 188
  Other selling expenses                                             145                 179
  Passenger commissions                                              107                 141
  Passenger service                                                   94                 114
  Asset writedowns and other non recurring items                      40                  --
  Other                                                              202                 248
    Total operating expenses                                       3,538               3,957

Operating Loss                                                      (435)               (115)

Other Income (Expense):
  Interest expense, net                                             (141)                (86)
  Loss from sale of investments                                       (3)                 --
  Fair value adjustments of SFAS 133 derivatives                     (28)                (17)
  Miscellaneous income (expense), net                                  5                  (4)
                                                                    (167)               (107)

Loss Before Income Taxes                                            (602)               (222)

Income Tax Benefit, Net                                              205                  89

Net Loss                                                            (397)               (133)

Preferred Stock Dividends                                             (4)                 (3)

Net Loss Available
  To Common Shareowners                                        $    (401)          $    (136)

Diluted Loss Per Common Share:                                 $   (3.25)          $   (1.11)

Net Loss - Excluding Unusual Items *                           $    (354)          $    (122)

Diluted Loss Per Common Share -
  Excluding Unusual Items *                                    $   (2.90)          $   (1.02)

Operating Margin                                                   -14.0%               -3.0%

Weighted Average Shares Used In Diluted
  Loss Per Common Share Computation                              123,244             123,031
  (in thousands)

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    STATISTICAL SUMMARY

    Revenue Psgr Miles (millions)                         23,230   25,285
    Available Seat Miles (millions) **                    33,740   37,727
    Passenger Mile Yield (cents)                           12.39    14.23
    Operating Revenue Per Available
      Seat Mile (cents)                                     9.20    10.18
    Operating Cost Per Available Seat Mile (cents)         10.49    10.49
    Operating Cost Per Available Seat Mile (cents)
      Excluding *                                          10.37    10.49
    Passenger Load Factor (percent)                        68.85    67.02

    Breakeven Passenger Load Factor (percent)              79.26    69.16
    Breakeven Passenger Load Factor (percent)
      Excluding *                                          78.30    69.16
    Passengers Enplaned (thousands)                       24,618   26,932
    Revenue Ton Miles (millions)                           2,673    2,977
    Cargo Ton Miles (millions)                               350      437
    Cargo Ton Mile Yield (cents)                           31.70    31.93
    Fuel Gallons Consumed (millions)                         599      696
    Average Price Per Fuel Gallon (cents)                  56.68    73.81
    Number of Aircraft in Fleet, End of Period               832      829
    Full-Time Equivalent Employees, End of Period         74,300   84,100


*        Unusual Items for the periods presented are described below:
         Three months ending March 2002 - temporary carrying costs related to surplus pilots and grounded aircraft and fair value adjustments related to SFAS 133 derivatives.
         Three months ending March 2001 - fair value adjustments related to SFAS 133 derivatives.

** As a result of a pilot strike, Comair suspended its operations between March 26, 2001 and July 1, 2001. Accordingly, Comair had no Available Seat Miles during the period.

       SELECTED BALANCE SHEET DATA

                                      March 31,      December 31,
                                        2002             2001
                                     (unaudited)
Cash and cash equivalents              $ 1,513          $ 2,210
Total assets                            23,705           23,605
Total debt, including current
  maturities and short-term
  obligations                            9,336            9,304
Capital lease obligations,
  short-term and long-term                  95               99
Total shareowners' equity                3,411            3,769